UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Kraton Performance Polymers, Inc.

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Supplement to the Proxy Statement of
Kraton Performance Polymers, Inc., Dated April 8, 2016
For the Annual Meeting of Stockholders
To Be Held On May 18, 2016

KRATON PERFORMANCE POLYMERS, INC.
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032
Commencing on or about May 10, 2016, Kraton Performance Polymers, Inc. (“we,” “us,” or “our”) sent the following communication to certain stockholders.
Dear Stockholder:
We are writing to ask you to support our Board of Directors’ (“Board”) recommendation of, and vote “FOR”, our stockholder advisory “say-on-pay” proposal included in Proposal 2 of our April 8, 2016 proxy statement (“Proxy Statement”) for our May 18, 2016 annual meeting of stockholders.
Glass Lewis & Co., LLC issued a report on May 4, 2016 recommending that stockholders vote “FOR” the say-on-pay proposal. However, Institutional Shareholder Services (“ISS”) issued a report on May 5, 2016 recommending that stockholders vote against the say-on-pay proposal. The Board believes that the ISS analysis is flawed for a number of reasons, which we discuss below.

I.	WE CONTINUE TO DEMONSTRATE PAY-FOR-PERFORMANCE IN OUR COMPENSATION PLANS.
ISS focuses solely on the compensation reported in the Summary Compensation Table under the proxy rules, which presents an incomplete picture of our compensation program. For the past three years, our CEO’s realized and realizable pay were lower than his pay as reported under the proxy rules, in particular because of the focus on variable compensation, aligned with stockholder value.
These variances resulted from:

•	our CEO not exercising any stock options in 2013, 2014, or 2015 because the market price remained below the exercise price, and

•	our Compensation Committee’s certifying a

•	zero payout for 2013 grants of restricted stock performance units (“PSUs”), and

•	below target payout of 0.525x target for 2014 grants of PSUs.

In fact, our Compensation Committee focuses on equity compensation and on performance-based equity compensation in particular as a substantial portion of total direct compensation to help ensure that our CEO’s compensation remains tied to performance.

Reported, realized1 and realizable2 pay for 2013, 2014 and 20153
_____________________________

(1)	Realized pay refers to the amount that our CEO actually earned during the measurement period. Realized pay typically includes all gains realized upon:
•the exercise of options that were exercised during the period, and/or
•the vesting during the period of restricted stock awards or restricted stock units (including performance units), in any case, irrespective of when the award was granted.

(2)	Realizable pay refers to the amount that our CEO expects to realize in the near future. It is calculated based on stock price as of 12/31/2015.

(3)
For 2015, performance restricted stock units are tracked at target levels and do not reflect an adjustment upward or downward for performance against the measures established for the awards at grant. For the 2013 awards, zero shares were issued at vest, and for the 2014 awards, 0.525 times the target award were issued at vesting. As a result, the comparator to 2015 performance units compares actual below-target results in 2013 and 2014 to “at target” performance units for 2015 (performance for the 2015 awards will not be determined until 12/31/2017).

II.	WE DESIGNED OUR 2015 EXECUTIVE COMPENSATION PROGRAM FOLLOWING SUBSTANTIAL STOCKHOLDER INPUT.
We conducted extensive stockholder outreach in 2014 in designing the 2015 executive compensation program described in our Proxy Statement1. Our Compensation Committee considered feedback from these stockholders, and made the following changes, among others, to our 2015 executive compensation plans:

•	Made two-thirds of the long term equity incentive grants in performance units, with:

•	Three-quarters using a return on capital employed (“ROCE”) metric requiring substantial increases to ROCE over the three-year performance period; and

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(1)
We initiated contact with stockholders representing 66 percent of shares outstanding. We met with all of the stockholders who responded to our outreach, ultimately meeting with stockholders representing approximately 39% of our outstanding shares.

•	One-quarter using relative total stockholder return (“TSR”) to directly align management compensation with returns to stockholders;

•
Resumed our normal practice of using a three-year performance period for long term equity incentive compensation (following the one-year performance period plus two year hold used in 2014 in contemplation of a then-pending business combination); and

•	Eliminated stock option grants for 2015.

III.	REALIZED AND REALIZABLE PAY REFLECT PAY-FOR-PERFORMANCE AND WE DESIGNED THE 2015 EXECUTIVE COMPENSATION PROGRAM WITH SUBSTANTIAL STOCKHOLDER INPUT, SO WHAT IS THE BASIS OF ISS'S RECOMMENDATION?
ISS is recommending a no vote primarily based on the following:

•
Our CEO’s total pay increased by 18.4[2] percent, primarily due to the achievement of annual cash incentive compensation at 163 percent of target, which ISS views as misaligned with our 2015 performance.

•	ISS views the grants of performance-conditioned equity awards to our CEO as relatively high versus ISS peers.

•	Our compensation has steadily increased over the past three years while relative TSR over the same period has been negative.
For the reasons stated below, the Compensation Committee believes the positions of ISS are unfounded and provide insufficient grounds for a no vote recommendation:

1.	WE DELIVERED STONG OPERATIONAL AND FINANCIAL PERFORMANCE IN 2015.
Our management delivered strong operational and financial performance, delivering operating results and significant progress toward the achievement of key strategic initiatives. Based on these results, cash incentive compensation above target levels was warranted.
2015 Achievements. Our operating cash flows increased 247% compared to 2014, and our Adjusted EBITDA (non-GAAP) increased 13.3% from 2014 to 2015, reflecting strong financial performance. Beyond these financial achievements, we realized $19.4 million of cost savings and entered into a material definitive agreement for the acquisition of Arizona Chemical Company, all of which were considered in determining actual incentive compensation results.

_________________________

(2)	This percentage is calculated by ISS based on its proprietary valuation methodology.

Specifically, management delivered in every phase of StratPlan 2015, which we shared with our stockholders at our June 2015 investor day:

•	Organic Growth (including a focus on portfolio shift)

•	We grew the percentage of differentiated products as a percent of sales, and

•	We achieved a record year in our Cariflex® business.

•	Cost Competitiveness

•	We delivered $19.4 million of cost savings mentioned above, and

•	We delivered significant progress on our facility in Mailiao (which both increases competitiveness and stages us for further growth).

•	Mergers and Acquisitions (to accelerate growth)

•	We delivered a transformational acquisition with complementary product lines, and

•	We reduced our exposure to hydrocarbon-based feedstocks.
We set rigorous targets. Our Compensation Committee sets rigorous performance goals for our annual cash incentive program. This rigor is clearly evidenced by multiple years of below target annual cash incentive compensation prior to 2015, despite an Adjusted EBITDA (non-GAAP) increase in each successive year. ISS appears to base its concern with the incentive payout largely on a disagreement with the use of adjusted versus GAAP measures (discussed more fully below).
Using adjusted measures ensures our management is only rewarded for delivering actual performance. Our management uses Adjusted EBITDA (non-GAAP)3, among other adjusted measures, in the day-to day management of our business to evaluate our operating performance. Management does this in large part because Adjusted EBITDA (non-GAAP) measures our performance independent of movements in the value of our inventory, which can deliver huge swings in GAAP results. For example,

•	in 2015, GAAP results were over $50 million less than adjusted results;

•	in 2011, GAAP results were over $66 million greater than adjusted results; but

•	from 2001-2015, GAAP results in the aggregate for this fifteen-year period have been approximately $26 million greater than adjusted results.
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(3)
As we note in the Reconciliation of Non-GAAP Measures in Annex B to our Proxy Statement, we consider Adjusted EBITDA (non-GAAP) to be an important supplemental measure of our performance and believe it is frequently used (along with other adjusted non-GAAP financial performance metrics, such as Adjusted Gross Profit and Adjusted Earnings per Share) by investors, securities analysts, and other interested parties in the evaluation of our performance and/or that of other companies in our industry.

As noted above, inventory swings can be substantial in any given year, but over time, the effect has been insignificant, reflecting ordinary inflation. The Compensation Committee believes that management should not be compensated based on the movements in our inventory valuation - in either direction.
ISS’s analysis reflects a lack of understanding of our business. We have not arbitrarily used Adjusted EBITDA (non-GAAP) solely for the purpose of annual cash incentive compensation. Adjusted EBITDA (non-GAAP) is the principal measure we use to provide stockholders a clear view of our operating results, without the sometimes substantial swings in inventory valuation. In fact, our management has used this measure in one form or another in public disclosures since our initial public offering in 2009. A form of our Adjusted EBITDA (non-GAAP) measure is also used for the financial covenants in the $1.35 billion senior secured term loan facility we entered into in connection with our acquisition of Arizona Chemical.
ISS bases its evaluation of our financial performance on certain GAAP metrics and on unadjusted EBITDA (non-GAAP), in either case, without the adjustments to normalize for the inventory swings we describe above. In particular, the measures ISS employs to evaluate our financial performance include the over $50 million non-cash charge in 2015 due to the inventory revaluation required by GAAP, which we describe in more detail above and in our annual and quarterly reports with the Securities and Exchange Commission. We believe this analysis lacks the nuance required for a complete evaluation of the operating performance our management delivered. In particular, our Compensation Committee does not believe it is fair to either penalize or reward management for these movements in inventory value.
Our Compensation Committee believes that our management should be compensated, on an annual basis, for managing our operating performance, which over time will translate into stockholder returns. Consequently, as a result of our strong operating performance in 2015, our Compensation Committee believes ISS's first reason (listed above) proffered for a no vote is uninformed and does not reflect an understanding of the actual performance of our business in 2015. This reasoning is, therefore, insufficient to support a no vote.

2.	ISS'S CHOICE OF UNSUITABLE PEERS IN CONSTRUCTING ITS PEER GROUP SKEWS ITS ANALYSIS.
ISS’s approach in constructing a peer group is formulaic and renders an inapposite peer set. ISS's peer group is based on a formulaic analysis and does not consider other important factors (e.g., complexity, global operations, competition for talent). This formulaic approach distorts ISS’s analysis of our 2015 compensation program, causing ISS to contend that our peer group increases market-based pay, noting specifically the performance-based equity compensation. We believe that the peer group ISS employs understates market equity-based compensation for executives similarly situated to ours. In our Compensation Committee’s judgment, if the committee were to use the ISS peer group, our compensation would be below market, and we would run the risk of losing executive talent to other companies, which is not in the interests of our stockholders.
Our Compensation Committee takes an approach that is in the best interests of our stockholders. Our Compensation Committee conducted a comprehensive analysis of our peer companies, focused on ensuring appropriateness as to size, complexity, global operations, competition for talent, and comparability of overall compensation programs. Our Compensation Committee selected our peer group based on its evaluation of many factors, including:

•	Whether we compete with the peer company for talent (including whether the company is local to our corporate headquarters);

•	Whether the peer company’s complexity matches ours (including global sales, manufacturing, and logistics);

•	Whether the peer group is in a comparable industry; and

•	Whether the peer companies as a group have median revenue and market capitalization within a reasonable range of ours.
Our Compensation Committee considered and specifically rejected the ISS peer group. In conducting its peer group analysis, the Compensation Committee specifically considered the peer group ISS believed to be appropriate. The Compensation Committee concluded that the ISS peer group does not serve the interests of stockholders. In the Compensation Committee’s judgment, some of the ISS peers are not comparable businesses and lack the complexity of our global operation. In fact, two of the ISS peers (Kronos Worldwide, Inc. and Valhi, Inc.) are controlled by a single private entity and grant negligible equity compensation (or no equity compensation at all) to their named executive officers, rendering them clearly inappropriate for the purpose of evaluating market-based compensation for executive talent. Following the Compensation Committee’s review, and based on the advice of its compensation consultant, the Compensation Committee maintained our peer companies from 2014.
ISS’s formulaic approach is not appropriate for our company. We believe ISS’s construction of its peer group substitutes a rote, arithmetic formula for the reasoned busin ess judgment of our Compensation Committee and the professional judgment of the Compensation Committee’s independent compensation adviser. Because the ISS peer group is not appropriate for our company and understates median compensation for our CEO, our Compensation Committee believes that ISS’s second reason above for a no vote is insufficient.

3.	THE TARGETS FOR TOTAL DIRECT COMPENSATION FOR OUR CEO AND FOR OUR OTHER NAMED EXECUTIVE OFFICERS HAVE REMAINED FLAT FROM 2014 TO 2015.
The Compensation Committee did not increase target compensation in 2015. ISS remarked that compensation has steadily increased over the past three years. While this is technically accurate for pay as reported under the proxy rules in the Summary Compensation Table, it does not tell the whole story. As illustrated by the graphs below, total direct compensation targets for 2014 and 2015 for our CEO and our other named executive officers have remained flat.

Long-Term Equity Incentive Awards	Annual Cash Incentive Compensation	Base Salary

Exceptional operating performance in 2015 resulted in annual cash incentive compensation above target. The differences in compensation, therefore, are largely the result of the payment of annual cash incentive compensation at above target level in 2015 (compared to payment substantially below target level in 2014). As discussed above, this payment is based on the exceptional 2015 financial and operational performance.
Further, not only has total targeted direct compensation remained flat and in line with market data, but for the years 2013 and 2014, our operational and financial performance did not meet the rigorous targets established by our Compensation Committee, resulting in both below target annual cash incentive and long-term incentive equity compensation. Because our targeted total direct compensation has remained flat year over year, with fluctuations resulting only from performance compensation, our Compensation Committee believes ISS's third reason (listed above) proffered for a no vote is insufficient.

4.	ISS'S ANALYSIS OF OUR TSR DOES NOT ACCURATELY REFLECT OUR PAY-FOR-PERFORMANCE ALIGNMENT.
We acknowledge that, based on the ISS measurement date of December 31, 2015, TSR lagged our peers, as our stock price declined in December 2015 to a low of $16.61 on December 31, 2015. As late as December 4, 2015, our stock price was trading above $20, in excess of the $18.40 stock price immediately prior to the announcement of the Arizona Chemical acquisition. The timing of the sell off at the end of the year had a significant effect on the TSR calculation. This decline in our stock price coincided in timing with the announcement of our plans to finance the acquisition of Arizona Chemical in an uncertain debt market. More importantly, through May 6, 2016, our stock price has rebounded to increase more than 55% since December 31, 2015, surpassing the price before the Arizona Chemical announcement. As a result of the variable results of TSR in a given period, our Compensation Committee believes ISS's third reason proffered for a no vote is insufficient to support ISS’s recommendation.

IV.	CONCLUSION.
For the foregoing reasons, we believe that our executive compensation program is aligned with pay-for-performance and that the compensation paid under the program is appropriate and in the best interests of stockholders. We strongly disagree with what we view as ISS’s one-size-fits-all analysis of our compensation program and believe adopting its approach could cause us to lose members of our seasoned management team.

WE ASK YOU TO SUPPORT THE RECOMMENDATION OF OUR BOARD TO CAST AN ADVISORY VOTE “FOR” THE SAY-ON-PAY PROPOSAL (PROPOSAL 2).
YOUR VOTE IS IMPORTANT! If you have already cast a vote against the proposal, we urge you to reconsider that determination and submit a new vote in favor of the proposal. We appreciate your continued support. Thank you for your consideration.

Sincerely,

KRATON PERFORMANCE POLYMERS, INC.
Houston, Texas
May 10, 2016

This information is first being released to stockholders on or about May 10, 2016, and should be read together with Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.